UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Costello, Mark
   Aames Financial Corporation
   350 S. Grand Ave.
   Los Angeles, CA  90071
   USA
2. Issuer Name and Ticker or Trading Symbol
   Aames Financial Corporation
   AAM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/96
5. If Amendment, Date of Original (Month/Year)
   6/30/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |4/3/96|M (4|1,500             |A  |$11.92     |                   |D     |                           |
                             |      |) * |                  |   |           |                   |      |                           |
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Common Stock                 |4/3/96|S (4|1,500             |D  |$27.00     |2,375              |D     |                           |
                             |      |) * |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option (E|$11.92  |4/3/9|M   |1,500      |D  |**   |7/24/|Common Stock|1,500  |       |6,000       |D  |            |
xercise)                |        |6    |    |           |   |     |05***|            |       |       |            |   |            |
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Explanation of Responses:
*Individual consummated a cashless exercise that went unreported.
**1/36th on 7/24/95 and 1/36th on the last day of the month until fully vested.
NOTE: Share amounts and exercise prices adjusted for 3-to-2 split on 5/17/96.
***This amendment filed to correct the expiration date of the option.